Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

i3 Verticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Other (3)	1,325,173 (2)	$27.11	$35,925,440.03	0.0001102	$3,958.98
Total Offering Amounts	___	___	___	$35,925,440.03	___	$3,958.98
Total Fee Offsets	___	___	___	___	___	___
Net Fee Due	___	___	___	___	___	$3,958.98

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of i3 Verticals, Inc. (the “Registrant”) which may be offered and issued pursuant to the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) in order to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Reflects an automatic increase to the number of shares of Class A common stock reserved for issuance pursuant to future awards under the 2018 Plan, which annual increase is provided for in the 2018 Plan.
(3) Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $27.11 per share, which is the average of the high and low prices of Class A common stock, as reported on the Nasdaq Global Select Market, on February 9, 2023.